Exhibit 99.1

Contact:	Jeanie Herbert	(714) 773-7620
Director, Investor Relations

Beckman Coulter Settles Claim Against 1997 Acquisition Escrow Account

                FULLERTON, California, April 1, 2003 - Beckman Coulter, Inc. (NYSE:BEC) announced today that in the first quarter of 2003, it will record a $28.9 million non-taxable credit to operating income associated with the settlement of its claims against an escrow account.  The company will also record a tax deductible charge of approximately $2.0 million for additional legal fees related to its escrow claim and the escrow settlement. The escrow account was created as part of the Beckman Instruments, Inc. 1997 acquisition of Coulter Corporation to cover contingent pre-acquisition liabilities.  After taxes, the $27.7 million credit covers all of Beckman Coulter’s claims against the escrow account, including the charges taken in the fourth quarter of 2002.

Beckman Coulter, Inc. is a global biomedical company, headquartered in Fullerton, California.  The company develops and markets instruments, chemistries, software and supplies that simplify and automate laboratory processes throughout the biomedical testing continuum.  Through pioneering medical research and drug discovery, specialty testing, and patient care diagnostics, Beckman Coulter supports all phases of the battle against disease.  Annual sales for the company totaled $2.06 billion in 2002, with 62% of this amount generated by recurring revenue from supplies, test kits and services.  For more information, visit www.beckmancoulter.com.

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